Exhibit 99.1

NEWS RELEASE

Diversa Acquires Antifungal Program from GlaxoSmithKline

San Diego, CA – July 22, 2003 – Diversa Corporation (Nasdaq: DVSA) today announced that it has acquired an antifungal program consisting of preclinical compounds from GlaxoSmithKline (GSK) in exchange for Diversa equity. Under the terms of the agreement, Diversa issued 806,873 shares of Diversa Common Stock to GSK as consideration for the transaction. Diversa received worldwide rights to the program, which consists of preclinical antifungal compounds and lead candidates for development, marketing, and distribution.

“The acquisition of this GSK antifungal program represents an investment in a promising compound collection and provides a basis for accelerating the development of our pre-clinical and clinical infrastructure,” stated Jay M. Short, Ph.D., President and Chief Executive Officer of Diversa. “We were pleased to identify an opportunity that met our criteria for acquisition. This acquisition from GSK represents an excellent balance of value, cost, and strategic fit with our internal pharmaceutical programs and anti-infective focus.”

The acquired, naturally-derived antifungal compounds have a novel mode of action and belong to a new chemical class called “sordarins” that is expected to be differentiated from existing azole, polyene, and/or echinocandin antifungal products. Lead candidate molecules from the program have been selected based upon their broad activity spectrum and favorable safety profile. These compounds are fungicidal and are expected to permit both intravenous (hospital) and oral (outpatient) administration. Extensive preclinical data generated by GSK supports the potential of this class of compounds to address unmet needs in the antifungal market. Upon completion of additional preclinical studies, Diversa expects to file an investigational new drug (IND) application in 2004.

The worldwide market for treatment of invasive fungal infections is estimated to reach $2.4 billion in 2003 and to grow to $3.1 billion in 2008. For hospital indications, mortality rates associated with invasive fungal infection remain high. Existing products have serious shortcomings including low tolerability, drug delivery limitations, and drug-drug interactions. There remains a significant need for a broad-spectrum therapy with an improved safety profile.

“Taking these compounds from nature and applying GSK’s state of the art drug discovery expertise enabled us to develop a portfolio of novel agents with the potential to improve antifungal therapy,” said Dr. Federico Gomez de las Heras, head of the GSK team that developed this new class of antifungals. “In Diversa, we believe we have identified a partner that has a strong team, significant resources, and a strategic commitment to the development of novel anti-infectives.”

“Having previously led this anti-infectives group at GSK, I had the opportunity to oversee the early development of these novel antifungal compounds, which were differentiated by their broad spectrum of activity and favorable safety profile,” said Gary Woodnutt, Ph.D., Senior Vice President of Pharmaceutical Research & Development at Diversa Corporation. “Now, at Diversa, I am pleased to continue advancement of these compounds in conjunction with our promising internal small molecule program focused on developing novel anti-infectives from unexplored natural sources.”

Conference Call Information

Diversa will host a mid-year update conference call with live Internet broadcast on Tuesday, July 22, 2003, at 1:00p.m. EDT. The call will provide details on the antifungal program acquisition, a review of accomplishments, financial results for the first half of the year, and financial guidance. To listen to the webcast, log on to the Internet at www.diversa.com/webcast. The call will be archived and available for rebroadcast until August 22, 2003 by logging onto this Internet address.

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel products from genes and gene pathways. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as optimized monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. In addition, the Company has formed alliances and joint ventures with market leaders, such as The Dow Chemical Company, DuPont Bio-Based Materials, Givaudan Flavors Corporation, GlaxoSmithKline plc, Invitrogen Corporation, and affiliates of Syngenta AG. Additional information is available at Diversa’s website: www.diversa.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to the characteristics and therapeutic and commercial potential of the acquired antifungal compounds and acquired lead compound molecules, Diversa’s ability to accelerate the development of its pre-clinical and clinical infrastructure, Diversa’s expected timing for filing an investigational new drug application relating to the acquired lead candidate molecules, the potential market for broad-spectrum therapies for invasive fungal infections with improved safety profiles, and the ability of Diversa’s small molecule program to develop novel anti-infectives. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with Diversa’s new and uncertain technologies, risks associated with Diversa’s dependence on patents and proprietary rights, risks associated with Diversa’s protection and enforcement of its patents and proprietary rights, the timing and cost of conducting clinical studies, risks associated with drug development and the regulatory approval process, including the possibility that compounds will not prove to be safe and effective in clinical trials, Diversa’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of Diversa to commercialize products using Diversa’s technologies, the development or availability of competitive products or technologies, and the future ability of Diversa to enter into and/or maintain collaboration and joint venture agreements. These factors and others are more fully described in Diversa’s filings with the Securities and Exchange Commission, including, but not limited to, Diversa’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.

Contacts:

Hillary Theakston

Diversa Corporation

(858) 526-5121

Virginia Amann for Diversa

Atkins & Associates

(608) 274-6046